Exhibit 99.2


PRESS RELEASE

RECKSON ASSOCIATES REALTY CORP.                   SARD VERBINNEN & CO.
625 RECKSON PLAZA                                 (212) 687-8080 (PHONE)
UNIONDALE, NY  11556                              CONTACT: PAUL CAMINITI
(516) 506-6000 (PHONE)                                     DENISE DESCHENES
(516) 506-6800 (FACSIMILE)                                 JEFFREY MATHEWS
CONTACT:  SUSAN MCGUIRE


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     RECKSON POSTPONES SPECIAL MEETING OF SHAREHOLDERS TO DECEMBER 6, 2006

                   RECEIVES LETTER FROM ICAHN/MACKLOWE GROUP

(UNIONDALE, NEW YORK, NOVEMBER 27, 2006) - RECKSON ASSOCIATES REALTY CORP. (NYSE: RA) today announced that, in coordination with SL Green Realty Corp. (NYSE: SLG), it is postponing the date of its special meeting of stockholders to approve its pending merger with SL Green currently scheduled for November 28, 2006 to December 6, 2006.

Reckson confirmed today that it had received a letter from a partnership formed by entities associated with Harry Macklowe and Carl C. Icahn. The letter confirms Messrs. Icahn and Macklowe's proposal for $49 per share in cash for all of Reckson outstanding shares and remains subject to continued due diligence.
The letter states that Messrs. Icahn and Macklowe anticipate delivering a definitive binding proposal along with binding commitments from lenders by no later than Monday, December 4, 2006. A copy of the letter will be filed by Reckson with the SEC under a Form 8-K.

Reckson cautioned that to date, Messrs. Macklowe and Icahn have not made a binding proposal to acquire Reckson and no assurances can be provided that a binding proposal will be forthcoming in that timeframe or otherwise or that such a proposal, if submitted, would result in a transaction with Reckson at either the price set forth in such proposal or otherwise.

Reckson continues to remain subject to a binding merger agreement with SL Green. The Reckson Board, by a vote of its independent directors, has reaffirmed its recommendation of Reckson's pending merger with SL Green.

IMPORTANT INFORMATION AND WHERE TO FIND IT

Reckson and SL Green have filed a definitive proxy statement/prospectus as part of a registration statement regarding the proposed transaction with the Securities and

Exchange Commission (SEC) on October 19, 2006. Investors and security holders are urged to read the proxy statement/prospectus because it contains important information about SL Green and Reckson and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by SL Green and Reckson with the SEC at the SEC's website at WWW.SEC.GOV. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from SL Green or Reckson by directing such request to: SL Green, 420 Lexington Avenue, New York, NY 10170, Attention: Investor Relations, or Reckson, 625 Reckson Plaza, Uniondale, NY 11556, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material before making any voting or investment decisions with respect to the merger.

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